Exhibit 99
DCB FINANCIAL CORP ANNOUNCES
SECOND QUARTER 2010 OPERATING RESULTS
LEWIS CENTER, Ohio, July 22 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced a net loss of $2.03 million, or $0.54 per basic and diluted share for the three months ended June 30, 2010, compared to a net loss of $721 thousand, or $0.19 per basic and diluted share for the same period in 2009. The increase in the net loss primarily reflects an increase in the provision for loan losses, offset by a reduction in impairment losses on securities and reduced operating expenses.
Interim President and Chief Executive Officer David Folkwein commented, “Our focus at the Bank has been on managing credit, reducing risk within our loan portfolio and enhancing liquidity and capital in a deteriorating economic environment. We continue to make steady progress on resolving problem credits but still face meaningful challenges. In addition to addressing the Bank’s credit issues we are also focused on strengthening our capital and liquidity positions and reducing the Bank’s overall balance sheet size. Because the economic recovery remains challenging for the community we serve, there is more work to do, but we are getting closer to putting these issues behind us.”
Net Interest Income
Net interest income decreased slightly to $5.4 million for the three months ended June 30, 2010 from $5.6 million for the same period in 2009 due to reduced levels of earning assets. However, the net interest margin remained stable at 3.57% and 3.60%, respectively, for the three and six months ended June 30, 2010, up from 3.55% and 3.45%, for the same periods in 2009. Management has effectively increased margins by using a disciplined approach to setting deposit rates, managing cash balances and aggressive pricing on its loan originations and renewals. Loan originations remained sluggish during the second quarter and the Bank continued to experience run off in the indirect auto, residential mortgage and investment property portfolios. In addition, the Bank experienced some run off on its higher cost deposits while increasing low or no cost balances. The Bank continues to re-price deposits on a year to year comparison, which helped reduce overall funding costs.
Noninterest Income
Total noninterest income increased $688 thousand, or 62.3%, for the three months ended June 30, 2010, compared to the same period in 2009. The increase is primarily attributable to the effect of other-than-temporary impairment losses recorded in the 2009 quarter. The Bank has also been able to increase revenues on its core lines of business including retail fees and trust activities and reduce losses on sales of foreclosed assets, which were partially offset by a reduction in gains on sales of securities and loans during the current quarter.
Noninterest Expense
Total noninterest expense decreased $537 thousand, or 8.6%, for the three months ended June 30, 2010, compared to the same period in 2009. The decrease was the result of various declines in operating expenses including federal deposit insurance premiums, occupancy, franchise taxes, salary and employee benefits and other expenses, offset by increases in professional services. Professional services increased primarily due to external consulting services associated with the Corporation’s regulatory obligations and loan workout activities.

Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $644,281 at June 30, 2010, compared to $675,022 at December 31, 2009, a decrease of $30,741, or 4.6%. Cash and cash equivalents increased from $41,453 at December 31, 2009 to $47,496 at June 30, 2010. Total securities decreased from $95,852 at December 31, 2009 to $88,596 at June 30, 2010. The Bank utilizes its investment portfolio to collateralize its liquidity sources, in order to remain a prime borrowing partner.
Total loans, including loans held for sale, decreased $26,225, or 5.3%, from $491,924 at December 31, 2009 to $465,699 at June 30, 2010. The Company continues to experience a decline in loan balances due to reduced activity in our primary markets, tightened underwriting and planned portfolio runoff. Retail loan balances including credit card and home equity loans experienced slight growth. Management has continued its planned reduction of the Bank’s indirect and investment property portfolios. Management also continued to focus on loan diversification and has initiated plans to increase commercial and industrial, and small business lending in lieu of commercial real estate loans. The decrease in loan balances reflects the utilization of proceeds from loan payoffs to fund deposit withdrawals and to repay borrowings which has reduced the Bank’s balance sheet and improved capital ratios.
Total deposits decreased $24,940, or 4.5%, from $557,455 at December 31, 2009 to $532,515 at June 30, 2010. The Bank had approximately $134,000 in CDARS deposits outstanding at June 30, 2010 compared to $145,000 at year-end 2009. Noninterest-bearing deposits increased $1,047, or 1.7%, and interest bearing deposits decreased $25,987, or 5.2% during the six month period ended June 30, 2010. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $4,484 during the six months ended June 30, 2010, from $66,159 at December 31, 2009. Management has focused on reducing deposits from non-core customers in order to manage the cost levels of its deposit portfolio.
Credit Quality Review
Non-accrual loans at June 30, 2010 increased to $15,140 from $11,275 at December 31, 2009. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Loans delinquent ninety days and accruing interest increased to $927 at June 30, 2010 from $886 at December 31, 2009. Delinquent loans over thirty days increased to 6.05% of total loans at June 30, 2010 from 1.15% at June 30, 2009. The increase in delinquencies is attributed to two large commercial real estate loans that moved into a delinquent status at quarter end. Since that time one of the two relationships is again current. Both of these relationships are being closely monitored by the workout committee and appropriate actions are being taken. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified. A variety of consultants with expertise in loan reviews and loan workouts have been engaged to assist with the loan workout function of the Bank.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $3,386 for the three months ended June 30, 2010, compared to $1,707 for the same period in 2009, an increase of $1,679. Due to deteriorating economic conditions additional reserves were added for commercial real estate loans that have higher risk profiles. The allowance for loan losses was $13,114, or 2.83% of total loans at June 30, 2010, compared to $10,479, or 2.14% of total loans at December 31, 2009. Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level.
Charge-offs
Net charge-offs for the three months ended June 30, 2010 increased to $1,587, compared to $733 for the three months ended June 30, 2009. Annualized net charge-offs for the three months ended June 30, 2010 were 1.34% compared to 0.58% for the quarter ending June 30, 2009. The largest percentage of charge-offs during the current quarter was attributed to the continued economic conditions that affected commercial real estate loan portfolios.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 22, 2010 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and due from financial institutions	$11,295	$10,082
Interest bearing deposits	36,201	26,371
Federal funds sold and overnight investments	—	5,000

Total cash and cash equivalents	47,496	41,453
Securities available for sale	86,892	94,100
Securities held to maturity	1,704	1,752

Total securities	88,596	95,852
Loans held for sale, at lower of cost or fair value	1,782	2,442
Loans	463,917	489,482
Less allowance for loan losses	(13,114)	(10,479)

Net loans	450,803	479,003
Real estate owned	5,161	4,912
Investment in FHLB stock	3,735	3,773
Premises and equipment, net	13,771	14,435
Investment in unconsolidated affiliates	1,474	1,439
Bank-owned life insurance	16,736	16,326
Deferred federal income taxes	5,840	5,239
Accrued interest receivable and other assets	8,887	10,148

Total assets	$644,281	$675,022

LIABILITIES
Deposits
Noninterest-bearing	$61,549	$60,502
Interest-bearing	470,966	496,953

Total deposits	532,515	557,455
Federal funds purchased and other short-term borrowings	1,083	3,011
Federal Home Loan Bank advances	60,592	63,148
Accrued interest payable and other liabilities	2,487	2,065

Total liabilities	596,677	625,679

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	57,297	60,213
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income (loss)	16	(1,161)

Total shareholders’ equity	47,604	49,343

Total liabilities and shareholders’ equity	$644,281	$675,022

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest and dividend income
Loans	$6,303	$7,230	$12,759	$14,334
Taxable securities	683	820	1,405	1,847
Tax-exempt securities	182	252	381	526
Federal funds sold and other	28	32	46	109

Total interest income	7,196	8,334	14,591	16,816

Interest expense
Deposits	1,142	1,919	2,352	4,214
Borrowings	692	836	1,383	1,746

Total interest expense	1,834	2,755	3,735	5,960

Net interest income	5,362	5,579	10,856	10,856

Provision for loan losses	3,386	1,707	5,347	5,142

Net interest income after provision for loan losses	1,976	3,872	5,509	5,714

Noninterest income
Service charges on deposit accounts	658	650	1,263	1,248
Trust department income	268	234	493	470
Net gains on sale of securities	80	462	80	462
Net losses on sale of assets	(12)	(135)	86	(160)
Gains on sale of loans	78	139	107	190
Treasury management fees	114	136	244	271
Data processing servicing fees	168	138	300	273
Earnings on bank owned life insurance	243	167	410	334
Total other-than-temporary impairment losses	—	(5,190)	(80)	(5,190)
Portion of loss recognized in other comprehensive income (before taxes)	—	4,410	(950)	4,410

Net impairment losses recognized in income	—	(780)	(1,030)	(780)
Other	196	94	276	195

Total noninterest income	1,793	1,105	2,229	2,503

Noninterest expense
Salaries and employee benefits	2,599	2,603	5,223	5,127
Occupancy and equipment	1,015	1,087	2,045	2,154
Professional services	396	360	703	523
Advertising	99	94	173	185
Postage, freight and courier	122	68	209	153
Supplies	29	77	59	154
State franchise taxes	152	169	304	338
Federal deposit insurance premiums	396	494	792	654
Other	929	1,322	1,717	2,061

Total noninterest expense	5,737	6,274	11,225	11,349

Loss before income credits	(1,968)	(1,297)	(3,487)	(3,132)

Income tax expense (credits)	60	(576)	(571)	(1,339)

Net loss	$(2,028)	$(721)	$(2,916)	$(1,793)

Basic and diluted loss per common share	$(0.54)	$(0.19)	$(0.78)	$(0.48)

Dividends per share	$0.00	$0.02	$0.00	$0.04

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	At or for the		At or for the
	Three Months Ended		Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09

Key Earnings Information

Net interest income	$5,362	$5,579	$10,856	$10,856

Non-interest income	$1,793	$1,105	$2,229	$2,503

Non-interest expense	$5,737	$6,274	$11,225	$11,349

Net loss	$(2,028)	$(721)	$(2,916)	$(1,793)

Pre-tax pre-provision core operating earnings	$1,338	$1,396	$2,712	$3,021

Basic loss per common share	$(0.54)	$(0.19)	$(0.78)	$(0.48)

Diluted loss per common share	$(0.54)	$(0.19)	$(0.78)	$(0.48)

Key Balance Sheet Averages

Total assets (average)	$663,080	$706,790	$669,168	$714,667

Loan balances (average)	$476,363	$510,551	$481,729	$514,215

Deposit balances (average)	$552,339	$577,932	$557,299	$578,243

Weighted Average Shares Outstanding (000):
Basic	3,717	3,717	3,717	3,717

Diluted	3,717	3,717	3,717	3,717

Key Credit Data

Provision for loan losses	$3,386	$1,707	$5,347	$5,142

Total allowance for loan losses	$13,114	$7,995	$13,114	$7,995

Non-accrual loans	$15,140	$5,242	$15,140	$5,242

Delinquent loans > 30 days	$28,067	$5,759	$28,067	$5,759

Loans 90 days past due and accruing	$927	$691	$927	$691

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	At or for the		At or for the
	Three Months Ended		Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09

Key Earnings Ratios

Return on average assets	(1.23)%	(0.41)%	(0.88)%	(0.51)%

Return on average shareholders’ equity	(16.78)%	(5.34)%	(11.99)%	(6.55)%

Annualized non-interest expense to average assets	3.51%	3.56%	3.38%	3.20%

Efficiency ratio	80.2%	100.8%	85.8%	88.0%

Net interest margin (fully taxable equivalent)	3.57%	3.55%	3.60%	3.45%

Equity to assets at period end	7.37%	7.38%	7.37%	7.38%

Key Credit Ratios

Allowance for loan losses as a percentage of period-end loans	2.83%	1.60%	2.83%	1.60%

Total allowance for loan losses to non-accrual loans	87%	153%	87%	153%

Net charge-offs (annualized) as a percent of average loans	1.34%	0.58%	1.14%	1.29%

Non-accrual loans to total loans (net)	3.36%	1.06%	3.36%	1.06%

Delinquent loans (30+ days)	6.05%	1.15%	6.05%	1.15%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2009 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.